Exhibit 99.1


   Cognex Corporation Mourns Death of Board Member William Krivsky


    NATICK, Mass.--(BUSINESS WIRE)--Jan. 4, 2007--Cognex Corporation (NASDAQ: CGNX), the world's leading supplier of machine vision sensors and systems, reported today that William A. Krivsky, a member of the company's Board of Directors and Chairman of the Audit Committee, died on Saturday, December 23, 2006 after a recent illness.

    Mr. Krivsky was elected to the Board of Directors in September of 1985 when Cognex was a private company. In his initial years at the company, he helped guide Cognex from a small enterprise with only $5 million in revenue to a successful public offering on The Nasdaq Stock Market in 1989. Following that, Bill provided sound counsel on expanding the Board of Directors; he assisted in the process of adding experienced senior executives to the management team, and he provided seasoned insight into growth strategies and new market opportunities. His contributions helped grow Cognex's revenue from $15 million in the year that it went public to well over $200 million in 2006. As Chairman of the Audit Committee, Mr. Krivsky provided strong leadership in appointing and overseeing the company's independent public accounting firm.

    "Bill has been at my side for the past 21 years, and, in that time, he has offered solid and objective advice on many business issues, which ranged from alternative ways to better organize the company to business expansion in the international arena," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "At our meetings, he was never afraid of being politically incorrect or of speaking his mind on any business-related issue. He was a great Cognoid, and he will be missed by all who knew him."

    Dr. Shillman continued, "Perseverance is one of Cognex's core values, and Bill certainly exhibited that throughout his life until the very end. Although he was critically ill and aware of his condition, he nevertheless attended our most recent board meeting where he was an active participant. And, only days before his passing, he was on the telephone with me from his hospital bed enthusiastically discussing future opportunities for Cognex."

    Mr. Krivsky (actually, Doctor Krivsky, because he earned a doctorate degree from MIT) was an accomplished pilot, and in 2004 his love of flying led him to become Chairman and Chief Executive Officer of Keyson Airways Corporation, an airplane service company located in Nashua, NH that he owned and operated. Mr. Krivsky had a distinguished career; since 1994, he was a Principal of Kellogg, Krivsky & Buttler, Inc., a consulting company specializing in business management. From 1986 to 1994, he was Executive Vice President of Bird Corporation, a manufacturer and distributor of building materials and products and a provider of environmental services. Previously he was Chief Executive Officer of Velcro Industries, N.V. Mr. Krivsky was also a member of the Board of Directors of Hitchiner Manufacturing.

    Cognex has not named a replacement for Mr. Krivsky's board seat, as it is currently in the search process.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations
             susan.conway@cognex.com